Exhibit 10.47
SHANGHAI PUDONG DEVELOPMENT BANK The maximum guarantee contract

NO: 2D9405200900000043

SHANGHAI PUDONG DEVELOPMENT BANK

The Maximum Mortgage Contract of Rights to Maritime Space

SHANGHAI PUDONG DEVELOPMENT BANK The maximum guarantee contract

The Maximum Mortgage Contract of Rights to Maritime Space

The surety: Ningbo Keyuan Plastic Co., Ltd
The creditor: Shanghai Pudong Development Bank, Ningbo Ximen Branch

In consideration of:

In order to ensure that the debtor completely and timely performs every obligation in the principal (see the detail in article 10 of this contact) and that the creditor’s rights are achieved, the surety volunteers to undertake suretyship liability of all the debt in the principal contact for the creditor.

In order to make rights and obligations of both sides of this contact clear and definite, Based on the <PRC maritime space regulation>,< Zhejiang province maritime space regulation>:, <maritime space application and approval interim measure>, <Zhejiang province maritime space application and usage approval regulation>,the surety and the creditor make a consensus through consultation, draw up this contact specially. Both sides observe this contact as a capital contact together.

Article 1 Collaterals

Details of the collaterals are based on article 10 of this contract.

Article 2 The Principal Claim and Security Guarantees

1. The assured principal claim

(1) Details of the assured principal claim are based on the article 10.

(2) “Expiration” mentioned in this contract contains the situation of acceleration of maturity announced by the creditor.

2. Security scope: apart from the principal claim, the security scope of this contract contains the interest produced from the principal claim (the interest pointed by this contract contains interest, interest penalty and compound interest), liquidated damages, damage awards, handling charge, insurance, any other related fees and pledge The scope of suretyship of this contact, besides the principal creditor’s rights stated by this contact, also includes the interest produced by the principal creditor’s rights (the interest referred by this contact contains interest, default interest and compound interest), default fine, compensation for damage, auxiliary expenses and other fees of signing or performing this contact, and fees (including but not limiting in disposition fee, expense of taxation, legal costs, lot money, lawyer’s expense and travel expense), and caution money what the creditor asks to supplement but not be supplemented after the principal contact coming into force.

3． The priority of compensation.
The pledgee has the priority of right for the collaterals, the pledgee can has the right not to use its warrant right but use the pledge right directly, the pledgor agree the pledgee does not use the right or does not use the right in a timely manner under the contract, include but not limited to creditor’s right, real rights granted by way of  security. Default relief right, all those can not been deemed as the pledgee waive the compensation right, will also not impact the other right under the contract.

4．The changes of the principal contact
The creditor’s rights and obligations of this contact will not be influenced just because the creditor allows the debtor to extend a time limit and extend the time of repayment, and the creditor and the debtor amend, change or substitute any terms of the principal contact. If the above situations happened, it is regarded as that the surety’s approval has been achieved ahead, while the suretyship liability of the surety is not reduced for that. Instead of the creditor, the principal contact provides the debtor with business of the establishment of a letter of credit, the establishment of a letter of guarantee or the alternate letter of credit. Any amendments of a letter of credit, a letter of guarantee or the alternate letter of credit The creditor and the debtor by the creditor and the debtor need not to gain the approval of the surety or separately inform the surety. These amendments are regarded as that the surety’s approval has been achieved ahead, while the suretyship liability of the surety is not reduced for that.

Article 3 The registration of the pledge.

1. The pledgor has the obligation to apply for the pledge registration procedure under the contract with pledgee after the contract signed. After the certification of pledge received , also should return the certification of pledge, and the right of pledge right to pledgee for keeping.

2. If the pledge is previously acquired through the application, the pledgor should get through the related maritime executive charging department’ s confirmation and expert’s argumentation, and paid full amount of maritime space usage fee, and also confirm the scope and the pledge can not be transferred without legal regulation, the registration can be done.

Per pledgee’s requirement, the pledgor should also apply for willing to accept the notarization\for the enforcing execution , then the pledge can be finished. after the completion of the maritime space pledge, the newly built building over the maritime space should also pledged to pledgee, if by the law, the newly built building ‘s pledge should be applied separately, then the pledgor should sign the contract with pledgee unconditionally for the building on process pledge and assist the pledgee to apply for the \registration, recording or approval procedures in the real estate registration department, and return the pledgee the certification of pledge, and the right of pledge right to pledgee for keeping.

3. When the debt period expired, within 7 working days, after the pledgor completely paid off all the debt for the pledge, the pledgor should give the written notice to pledgee, after pledgee review, pledgee has no other obligation after return the certification and other proof ( if any),  it is pledgor’s duty to go to related department for certification cancellation work.

Article 4 The insurance of the pledge

1. The insurance obligations for the pledgor are listed as follows:

1)  Per the request of the pledgee, the pledgor should do the full insurance for the pledge under the contract and take the pledgee as the first beneficiary or insured.

2)  If the insurance which take the pledgee as the first beneficiary or insured can not be done,then after the insurance which take the non pledgee as the first beneficiary or insured completed, the right transfer procedure should be done immediately based on 3.

3)  If the insurance has done perviously, then the right transfer procedure (include all the claim and insurance premium payment) should be transferred to pledgee within 5 days, or should apply for the right transfer or alternation procedure until the pledgor paid off all the debts, and also should comments in the contract.

2. The amount of premium should not be lower than the amount of pledge, the due date of insurance should be six month later than the due date of pledge right, but if the pledge is not paid off after the insurance date, the pledgee has the right to ask to continue the insurance until the debt is paid off.

3. Before all the creditor’s right is paid off, if any accident happened during the contract period, all the rights under the contract should be pledgee’s disposal, the insurance premium and compensation should be saved into pledgee’s appointed account as pledge, and after the paid off, if there are any balance, then use be returned to pledgor after the paid off, if the pledge is damaged or the damage is not in the scope of insurance, then the pledgee has the right to ask the pledgor to pay the balance or insurance.

4. The pledgor should give the insurance contact and other legal documents to pledgee for keeping, and pay the related fee in a timely manner, follow the requirement and other request of insurance contract, and to provide the last payment bill or all the related bills per pledgee’s request.

5. Unless pledgee’s prior confirmation by writing, pledgor can not make any revision, change or alternation for the insurance contract or other documents, can not remove the insurance company’s obligation and can not terminate the right of above mentioned documents, can not waive the right claim from the above document, and violate the obligation of the above mentioned files.

6. The pledgee can buy the insurance instead of pledgor, but the pledgor should pay the insurance premium within 7 day upon receiving the notice.

7. During the insurance period, the pledgor should pay the insurance premium on a timely manner, can not pause the payment for any reasons, otherwise the pledgee has the right to pay for the insurance premium for the pledgor, and the pledgor should pay back to the pledgee including the interest rate within 7 days upon receiving the notice.

Article 5 the disposition of pledge

The pledgee has the right to execute the pledge to make up the compensation upon one of the followin situations happen:

1) the debtor violate the principal contract

2) the stituation happen which enable the creditor to achieve the pledge in advance.

3) the pledgor to violate the principal contract.

2 when the pledgee to execute the pledge, has the right to discuss with pledgor about to get the compensation with either auction, bid or sale, if such discussion can not be made, the pledgee has to file a sue to the local court.

3 the pledgee exectued the pledge , is there is the flaw of pledge which make the pledee unable to execute it, and if the pledgee already advance in cash, then all the payment from pledge should be used to pay off the creditor’s right for the pledge, if the advance payment does not happen yet, then the payment for the pledge should be deposit into the appinted account to used for advance paymenet under the contract.

Article 6 statement and promise

1. The surety’s promise

(1) pledgor is a legally established and validly existing independent civil subject, has all the essential civil rights and civil capacity required, and is able to sign the contract in its own name and perform the civil liability of the contract.

(2) the pledgor has the right to sign the contract, and also finished all the authorization and approval to perform the liability unde the contract, the items under the contrac all the true express from both parties, owning the legal binding force for both parties.

(3) the pledgor promise to abide the law, the signing and performing the contract will not against the law( include the local regulation, code, legal explanation, constitution), the related files from the authority, judgement, arbitration, and will not conflict with the pledgor’ s liability in other contract.

(4) pledgor to promise the financial statement will comply with the China area law, the content of statement must be clear , complete to reflect the pledgor’s financial condition, and all the information related to the pledge and contract are all true, complete, valid, without anything false.

(5) pledgor to promise to finish all the required recording, registration, and information release, and make all the related payment for tax and expenses.

(6) there is not material adverse change since last financial statement issued.

(7) pledgor already release to pledgee about all the information need to know, which will greatly affect the pldegee’s decision if to give the financing.

(8) pledgor promise that there will not be behind of payment for staff’s salary, the medical compensation, permanent disability compensation and other compensation.

(9) pledgor promise there is not big event to hinder the pledgor to perform his obligation.

2 the pledgor further promise as follows:

1 there is not any unknown pledge right, lien, or other guarantee right, during the pledge, without pledgee’s consent, the pledgor can not set the pledge for pledge right, lien or other guarantee right to third party.

2 pledgor promise he will fully perform the all the obligation under the maritime space contract, if the pledge is the maritime usage right, pledgor promise that he has already get the approval from the local ocean authority and made the related payment,

3 pledgor promises to finish the payment for usage right and other expenses for the maritime space and other related expenses.

4 pledgor promises that the planned purpose for maritime space will not be changed, all the planned data will be unchanged and valid as it had been planned.

5 pledgor need to open a sales and rent monitoring account at pledges’s bank if pledgee request, pledgor should deposit all the payment ( advance payment, income from rent, compensation and insurance income) into monitoring account and authorize the pledgee to monitor.

Article 7 Agreed items

1 pledgors’ obligation

1 pledgor to promise will not do the following thing without pledgee’s consent.

1) Selling, bestowal, leasing, leading, transferring, mortgage, hypothecation or other modes deposits the whole or large part of the great property.

2) The operative mechanism and property based on organization have great changes, including but not limiting in contracting, leasing, joint operation, transformation of corporate system, transformation of shareholding system, stock transfer, consolidation (or annexation), joint capital (or cooperation), company schism, the setting up of subsidiary company, the transfer of property rights or reduction of capital and so on.

3) bestow and transfer all or part pledge or pay the debt regarding the pledge.

4) Amending the company’s regulations and changing the management scope and primary business of the company.

5) Providing the third party with suretyship and because of that the financial condition or the capability of performing the obligation of this contact badly influenced.

6) Applying for reforming, bankruptcy or dissolution of the company.

7) Signing the contacts/agreements which greatly influence the capability of performing obligations of this contact or undertaking some obligations which has the same bad influences.

(2) The surety promises that when the following events happen, the surety will inform the creditor at once on the day of the event happening, and send the related original documents (artificial person need the stamp of official seal, natural man need signature) to the hands of the creditor in five banking day since the event has happened.

1 Related events which happened lead the statements and suretyship claimed in the contact to become false, inaccurate.

2 The surety or the majority shareholder, actual control or rerated person involving in appeal, arbitration or capital which is detained, sealed up, frozen, acted under coercion or enforced by other measures having the same effectiveness, or the surety’s legal representative, supervisor of board and top management involving in appeal, arbitration or other enforced measures.

3 The surety’s legal representative or authorized nominee, persons responsible, principal financial persons responsible, communication address, the name of enterprise, business place and other items change, or the surety changes the domicile address, habitual residence and the work unit, leaves the habitual city for a long time, changes name or has great bad influences in the level of income.

4 there is dispute for the ownership of pledge,or the pledge right will be influence badly from third party.

5 being applied for reorganized, bankrupted by other creditor or be canceled by managing department from upper level.

(3) if there are third party to claim the right under the contract them impact the pledgee’s right, the pledgor should take every measures to protect the pledgee’s right, if the pledge is unde the requisition,  the compensation or make up money paid to pledgor should be used to pay all the creditor’s right or to give to pledgee for continue the principal creditor’s right.

(4) Pledgor should take all the expenses for pledge’s arbitration, registration, arbitration, identify, insurance, safekeeping, maintaining the pledge value, maintain the pledge right under the contract.

(5) During the valid period of contract, when the legal successor heir the pledge, the right and obligation under the contract will be transfered to successor, the successor has to finish the pledge transfer registration within 15 working days after the succession completion, and undertake all the related fees.

(6) The pledgee’s permission is needed when the pledgor to rent or sale the pledge,if the pledgor confirmed to sale or rent the pledge, pledgor need to 1 make sure the payment from the sale or rent will all be deposited into the monitoring account, or use the payment from the sale or rent for the due loan principal and interest and other related expense, or the pay for the loan principal and interest and other related expense in advance, 2 to provide the other satisfactory measure for pledge 3 or pledgor perform the other measures which pledgee agree to sale or rent the pledge, the pledgor must finish the pledge registration cancellation first to do the transfer of ownership.

(7) Pledgor to confirm that after the building over the maritime finish, the building must be taken as pledge as well.

(8) Pledgor agree to start the construction per the contract and government’s requested schedule.

(9) Instead of the creditor, the principal contact provides the surety with business of the establishment of a letter of credit, the establishment of a letter of guarantee or the alternate letter of credit. The surety promises that when the debtor does not complement the caution money (including the advanced complement), the surety undertakes the caution money in suretyship of joint and several liabilities. The surety’s complement of caution money does not exempt his suretyship liabilities which should be beard according to this contact. Any loss (including the interest loss) happening in performing the complement of caution money is undertaken by the surety himself.

(10) the pledgor should work with pledgee to finish all the registration work to make sure pledgor to achieve pledge.

(11) If the pledgor is not the debtor under the contract, pledgor to promise to take the joint liability when the one of the following things happen.

1 when the payment of the pledge is not enough for the debt under the contract.

2 the pledge was damaged,lost not due to pledgee’s fault, and the compensation or payment not enough for the debt under the contract.

3 the pledge was confiscated by the government , and the compensation or payment not enough for the debt under the contract.

4 the pledgor can not execute the pledge right not due to pledgor’s fault.

5 the contract was canceled, invalid, or stoped due to pledgee’s reason.

(12) pledgee to promise the following events will be deemed as pledgor to violated the contract and pledgee has the right to find out the pledgor’s responsibility.

1 promise to abide the related law and regulation, if the maritime space can be turned into land usage space, then should do the related registration and inform the pledgor in a timely manner to finish the registration.

2  promise to abide the related law and regulation, will not leave the space unused to led the government to confiscate it.

3 if the maritime space is taken or confiscated by government, should inform the pledgee in a timely manner and add other pledge.

4 promise the usage payment for the maritime is not delayed.

5 promise to abide the related law and regulation, proceed the annual review and make sure the review is passed.

6 will not report the loss of certificate, making up and re pledge the certificate without the consent of pledgee.

2. The deduction agreement

(1) when the surety has the due debt which should be paid or caution money which should be complemented, the authorized creditor directly deducts the capital of the surety’s any accounts opened in Shanghai Pudong Development Bank to tender the the due debt which should be paid or caution money which should be complemented.

(2) Except there other stipulations of state authorities, the deducted fund tendering debts should be firstly used to tender the unpaid fee of the surety and the debtor. The creditor decides the sequence of tendering debts.

(3) The currency of the deducted fund is different from the currency which is need to be tendered, so the creditor has the right to repay debts according to the related exchange settlement/ foreign exchange purchasing which is established by himself, and the risk of exchange rate is undertaken by the surety himself.

3. The approval of the creditor’s rights
The valid voucher of the creditor’s rights secured by the surety should be subject to the accounting voucher and recorded according to the business rules established by the creditor.

4. Informing and Sending

(1) Notices which one party of this contact sends to the other party should have been sending to the address which signed on this contact until the other party informs the changed address in writing. As long as one party sends notices according to the above address, it is regarded as that notices are sent to the hands of the receiver in the following dates: for letters, the seventh banking day which after registered then sent according to the main management address (the legal representative and its branch organization, and other economic organizations) or place of domicile (natural man); for personal service, the date is the day when the receiver sign the post-mail. For the fax or e-mail, it is the day when the fax or e-mail is sent out. However, all notices, requirements or other communication which is sent or delivered to the creditor are regarded as having been received when the creditor actually receives them. If all notices and requirements are sent to the creditor by the means of fax or e-mail, after the sending the original documents (artificial person need the stamp of official seal, natural man need signature) must be sent by self or posted by the creditor’s means and confirm it.

(2) The surety agrees that the summons or notices issuing from any appeals are, as long as they are sent to the domicile address signed in this contact, seen as sent and received. The change of the address stated above does not in advance inform the creditor in writing form, it is invalid for the creditor.

5. Effectiveness, change and dissolution

(1) This contact is valid after it is stamped by the creditor’s and the debtor’s official seals and signed or stamped by their legal representatives/persons responsible or authorized attorneys (if the attorneys are natural men, they only need to sign this contact). It is ended when all the secured creditor’s rights are tendered.

(2) The effectiveness of this contact is independent from that of the principal contact, that means, this contact does not become invalid or be receded just because the principal contact becomes invalid or be receded.

(3) After this contact becoming valid, either of the both sides of this contact can not personally change or dissolute this contact in advance. If this contact needs change or dissolution, both sides should make a consensus through consolation and make a agreement in writing.

Article 8 The default events and its disposition
1． Events of default
One of the following situations is the surety’s default for the creditor.

1) Any statements, explanations and guaranties made by the surety makes in this contact, or when notices, authorities, approval, agreements, certifications and other documents which are according to this contact or related to this contact are made, they are incorrect or misleading, or have been proved to be incorrect or misleading, or have been proved to be invalid or have no law effectiveness.

2) The surety disobeys any agreed item of article 7 of this contact.

3) The surety suspends business, stops production, stops doing business for internal rectification, reforming, clears accounts, or the surety is taken over, deposited, dissolved, or the surety’s business license is withdrew, canceled or goes bankrupt.

4)The financial condition of the surety worsens and the management has serious troubles, or events or situations which produce bad influences on the normal management, financial condition or the capability of repayment.

5)The surety or the majority shareholder, actual controllor or rerated person involving in great appeal, arbitration or great capital which is detained, sealed up, frozen, acted under coercion or enforced by other measures having the same effectiveness, or the surety’s legal representative, supervisor of board and top management involving in appeal, arbitration or other enforced measures which produce the bad influences on the surety’s capability of repayment.

6) The surety is natural man who is dead or claimed to be dead.

7) The surety, in the guise of marriage relationship, tends to change the transfer capital or transfer the capital.

8)without the pledgee’s consent, pledgor to execute the pledge by transfer, bestow,exchange, give, repledge or other way, or there is the status to make the reduction of pledge value, loss or great damage to impact the pledgor’s repay ability.

9) pledgor has other behavior to violate the contract or damage the pledgee’s right.

2. The disposition of the default events

One of the default events stated in the preceding paragraph, the creditor has the right to claim to shift the principal creditor’s rights and/or the valid period of the creditor’s rights to an earlier time, to ask the surety to undertake suretyship liability or to complement the caution money as well as require the surety to afford the penalty (the means of calculating penalty can been seen in the article 7 of this contact). If the penalty is not enough to complement the creditor’s loss, the surety should repay the creditor’s all loss caused by that.

Article 9 Other iterms

1. The applied laws
This contact applies to the Chinese (not including Hongkong, Macau Special
Administrative, and Taiwan) laws.

2. The dispute resolution

All the disputes of this contact can be solved through the friendly consultation. If the consultation falls, the People’s Court of the creditor’s domicile place enjoys the non-excludable right of jurisdiction. During the period of argument, every party should continue to perform the items which have not been argued.

3． Miscellaneous
(1) For items which the contact have not explained clearly and need to be complemented, both sides can make an appointment and record in article 10 of this contact. These items also can be separately made an agreement in writing as the appendix of this contact. The appendix of this contact (see detail in article 10 of this contact) is an undividable part of this contact and has the law effectiveness as same as the main body of this contact.

(2) Except there existing other specific explanations in this contact, the related words and expression of this contact have the implication which is same as that of the principal contact.

(3) the title of the contract only for the reading ref, should not be used as the judgment of the content of the title.

Article 10 The element items of this contact
1. The secured principal of this contact [corresponding to the items of this contact]

(1) For the debtor and the creditor, the principal contact, on Year Month Day, signs the “ ”[Number: ], or during the period from 2009 Year 9Month 12Day to2012 Year12 Month30  Day signs a set of contacts. The creditor of this contact is called in the principal contact. SPD bank, Ximen branch

(2) The debtor in the principal contact: Ningbo Keyuan plastic co.ltd , place of domicile: .Beilun

2. The secured principal creditor’s rights of this contact [corresponding to the article 1 of this contact.

3. The secured principal creditor’s rights of this contact refers to, according to the principal contact, the creditor, during the period (called “the valid period” in this contact) from Year Month Day to Year Month Day, continuously provides the debtor with a type or several types of credit extension, including but not limiting in kinds of loans and kinds of debts formulated by providing (the name of medium business). The remaining sum of the principal contact stated, in the valid period of the creditor’s rights, takes the (currency) Yuan (the capital form of a Chinese numeral) (or other currency which has the equal value) as the limitation. The principal creditor’s rights which may be other currency are calculated according to the related exchange rate established by the creditor self.

4. The disposition of the default events [corresponding to the second item of article 8 of this contact]
Penalty: equal to (the capital form of a Chinese numeral) percent of the principal contact or

5. The appendixes of this contact include: [corresponding to the first point of the third item of the contact’s article 6]

(1) “ ”
(2) “ ”
(3) “ ”
(4) “ ”
(5) “ ”

6 The other items agreed by both sides [corresponding to the first point of the third item of the contact’s article 6]

7. The main body of this contact is done in , and the surety keeps  /copies, the creditor keeps /copies, keeps  /copies, having the same law effectiveness. (there is no main body below this page )

The contact is signed by the following surety and creditor on SEP ,12th, 2009 . The surety ensures that when signing this contact, both sides have been explained and discussed all the items in detail and have no questions for all the items, and have an accurate understanding the limitation or exempted items of the legal implications of the interested parties’ related obligations and liabilities.

The pledgor (official seal) Tao chun fen	The pledgor (official seal) Taozhaojun
The legal representative	The persons responsible or the authorized
or the authorized attorney notary	(signature or stamp of official seal)
(signature or stamp of official seal)
(the above items applied to the legal person)
The surety (signature)
The kind of valid identity document and its number:
(the above items applied to the natural man)

Place of domicile:	The address of main management:
Postcode: 315803	Postcode: 315010
Telephone number:	Telephone number:87241508
Fax: 86232932	Fax:
E-mail:	Email:
The linkman: chenxiaoyin	The linkman: zhouhuiyu

The commitment letter form of the spouse agreeing to dispose the shared property (applied when the surety is natural man):

Appendix:

The commitment letter of agreeing to exercise the shared property Number:

To: The branch of Shanghai Pudong Development Bank.
(number of the identification card: ), now is the legal spouse of and sign and perform “the Maximum Guarantee Contract” (number: ), and makes the following promise:

I have a good understanding of the items of guarantee contact signed by , and agree the signature and performance of this guarantee contact, and according to the agreements of this contact, I express my willingness of the creditor’s right to dispose the shared property, when the surety undertakes the suretyship liabilities according to the guarantee contact.

The promise:
Date: